UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 17, 2006

PACIFICORP

(Exact name of registrant as specified in its charter)

STATE OF OREGON (State or other jurisdiction of incorporation)	1-5152 (Commission File No.)	93-0246090 (I.R.S. Employer Identification No.)

825 N.E. Multnomah, Suite 2000, Portland, Oregon (Address of principal executive offices)	97232-4116 (Zip Code)

Registrant’s telephone number, including area code:
(503) 813-5000

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

The discussion in Item 5.02 of this Form 8-K is incorporated into this Item 1.01 by reference.

Item 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

On March 21, 2006, PacifiCorp issued 9,902,728 shares of its common stock to its then parent company, PacifiCorp Holdings, Inc. (“PHI”), at a total price of $109,722,222, or $11.08 per share. The shares were issued to PHI, at that time the holder of all of PacifiCorp’s outstanding common stock, as a private placement under Section 4(2) of the Securities Act of 1933.

Item 5.01	CHANGE OF CONTROL OF REGISTRANT

On March 21, 2006, MidAmerican Energy Holdings Company (“MidAmerican”) completed its purchase of all of PacifiCorp’s outstanding common stock from PHI, a subsidiary of Scottish Power plc (“ScottishPower”), pursuant to the Stock Purchase Agreement among MidAmerican, ScottishPower and PHI dated May 23, 2005, as amended on March 21, 2006. The cash purchase price was $5,109,500,000. PacifiCorp’s common stock was directly acquired by a subsidiary of MidAmerican, PPW Holdings LLC. As a result of this transaction, MidAmerican controls approximately 99.76% of PacifiCorp’s voting securities, which include preferred stock. MidAmerican is a majority-owned subsidiary of Berkshire Hathaway Inc. (“Berkshire Hathaway”). MidAmerican funded the acquisition of PacifiCorp’s common stock with the proceeds from the sale of $5.07 billion of MidAmerican common stock to Berkshire Hathaway and $35.5 million to other MidAmerican shareholders.

Item 5.02	DEPARTURE OF DIRECTORS AND PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On March 17, 2006, the following directors of PacifiCorp resigned, effective upon the closing of MidAmerican’s acquisition of PacifiCorp: Barry G. Cunningham, Stephen Dunn, Judith A. Johansen, Andrew N. MacRitchie, and Matthew R. Wright.

Also on March 17, 2006, PacifiCorp’s Board of Directors elected the following individuals as new directors of PacifiCorp, effective upon the closing of MidAmerican’s acquisition of PacifiCorp: Gregory E. Abel, Douglas L. Anderson, William J. Fehrman, Brent E. Gale, Patrick J. Goodman, A. R. Lasich, Mark C. Moench, and Stanley K. Watters.

On March 21, 2006, Judith A. Johansen’s previously announced resignation as President and Chief Executive Officer became effective, and named executive officer Matthew R. Wright resigned as Executive Vice President. Also on March 21, 2006, PacifiCorp’s Board of Directors elected the following new officers:

Gregory E. Abel, Chairman of the Board of Directors and Chief Executive Officer

William J. Fehrman, President, PacifiCorp Energy

A. Richard Walje, President, Rocky Mountain Power

Stanley K. Watters, President, Pacific Power

GREGORY E. ABEL, 43, is also the President and Chief Operating Officer and a Director of MidAmerican. Mr. Abel joined MidAmerican in 1992 and initially served as Vice President and Controller. Mr. Abel is a Chartered Accountant and from 1984 to 1992 was employed by PricewaterhouseCoopers. As a Manager in the San Francisco office of PricewaterhouseCoopers, he was responsible for clients in the energy industry.

WILLIAM J. FEHRMAN, 45, has responsibility for PacifiCorp’s electric generation, commercial and energy trading and coal-mining operations. He joined MidAmerican in February 2006 to oversee integration activities of MidAmerican’s acquisition of PacifiCorp. Prior to joining MidAmerican, Mr. Fehrman was President and Chief Executive Officer of Nebraska Public Power District in Columbus, Nebraska. He joined Nebraska Public Power in 1981, serving as its President and Chief Executive Officer since January 2003 and most recently before that as Vice President of Energy Supply.

A. RICHARD WALJE, 54, has responsibility for the electric distribution operations of PacifiCorp in Utah, Idaho and Wyoming. He previously served as PacifiCorp’s Executive Vice President since April 2004 and as Chief Information Officer since May 2000. Mr. Walje has been a Director of PacifiCorp since July 2001. Previously he served as PacifiCorp’s Senior Vice President of Corporate Business Services from May 2001 to April 2004 and as PacifiCorp’s Vice President for Transmission and Distribution Operations and Customer Service from 1998 to 2000. Mr. Walje has been with PacifiCorp since 1986.

STANLEY K. WATTERS, 47, has responsibility for the electric distribution operations of PacifiCorp in Oregon, Washington and California. He previously served as PacifiCorp’s Senior Vice President of Commercial and Trading since June 2003. Mr. Watters served as Vice President of Trading and Origination from July 2001 to June 2003 and, prior to that, as Managing Director of Wholesale Energy Services since 1998. Mr. Watters has been with PacifiCorp since 1982.

Mr. Abel is employed by MidAmerican and will not be compensated specifically for his service as PacifiCorp’s Chairman and Chief Executive Officer. Mr. Fehrman’s base salary is $275,000, his target bonus opportunity is 75% of base salary and he participates in MidAmerican’s Long-Term Incentive Partnership Plan. Mr. Walje’s base salary is $330,811, Mr. Watters’ base salary is $267,800 and the target bonus opportunity for each under the PacifiCorp Annual Incentive Plan is 30% of base salary (with a maximum possible incentive of 60% of base salary). Mr. Walje and Mr. Watters currently participate in PacifiCorp’s Compensation Reduction Plan, Supplemental Executive Retirement Plan and Executive Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFICORP (Registrant)
	By:	/s/ Richard D. Peach
Richard D. Peach Senior Vice President and Chief Financial Officer

Date: March 23, 2006